Exhibit 10.187

HMO IPA/MEDICAL GROUP PROVIDER AGREEMENT [WITH
AFFILIATED CAPITATED HOSPITAL]

Amendment I

This is the first Amendment to the HMO IPA/Medical Group Provider Agreement [With Affiliated Capitated Hospital] (hereinafter “Agreement”) between California Physicians’ Service, Inc., d.b.a., Blue Shield of California, a California non-profit corporation (hereinafter “Blue Shield”) and Starcare Medical Group, Inc. d.b.a. Gateway Medical Group, Inc., a California corporation, (hereinafter “Group”) effective February 1, 2004. This amendment is effective February 1, 2004.

The following changes are hereby incorporated into the above referenced Agreement:

1.                                       Subsection (c) of Section 10.1 Disclosure of Records is amended to read in full as follows:

“Upon forty-eight (48) hours written notice, Group shall make any records of its quality improvement and utilization review activities pertaining to Members and provider credentialing files available to Blue Shield’s quality and utilization review committee. Such sharing of records between the two committees shall be in accordance with, and limited to, Sections 1157 of the California Evidence Code and 1370 of the California Health and Safety Code and shall not be construed as a waiver of any rights or privileges conferred on either party by those statutes.”

2.                                       Section 11.2 Arbitration of Disputes is amended to read in full as follows:

“Arbitration of Disputes. If any dispute, controversy, or misunderstanding (other than a claim of medical malpractice) arises between the parties to this Agreement which exceeds the jurisdiction of Small Claims Court, which was not resolved in the Provider Dispute Resolution procedure set forth in Paragraph 11.1, and which may directly or indirectly concern or involve any term, covenant, or condition hereof, the parties shall settle the dispute by final and binding arbitration in San Francisco, Los Angeles, San Diego, Sacramento or Orange County, California, whichever city or county is closest to the Group. Arbitration shall be conducted under the Commercial Rules of the American Arbitration Association.  The arbitration decision shall be binding on both parties. It is agreed that the arbitrator shall be bound by applicable state and federal law and that the arbitrator shall issue written findings of fact and conclusions of law. The arbitrator shall have no authority to award damages or provide a remedy which would not be available to such prevailing party in a court of law nor shall the arbitrator have the authority to award punitive damages. The cost of the arbitration shall be shared equally by Group and Plan. Each party shall be responsible for its own attorneys’ fees.”

*** Confidential Information omitted and filed separately with the Securities and Exchange Commission.

3.                                       Section 12.1 Term is amended to read in full as follows:

“Term. When executed by both parties, this Agreement shall become effective as of the Effective Date, and shall continue in effect for two (2) years thereafter, unless earlier terminated as set forth below. Unless either party notifies the other party at least one hundred eighty (180) days prior to the expiration of said initial two (2) year term, this Agreement shall, following expiration of the initial term, continue in effect for additional one (1) year terms until terminated as set forth below.”

Except as specifically amended herein, all other provisions of the Agreement and related Amendments, Addenda, and Attachments not inconsistent herein shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized representatives:

BLUE SHIELD OF CALIFORNIA		GATEWAY MEDICAL GROUP, INC.

Signature:	/s/ Lisa Farnan	Signature:	/s/ Mike Olsan
Lisa Farnan

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Name:	Lisa Farnan	Name:	Mike Olsan
Vice President, Provider
Title:	Relations	Title:	Director of Contracting/Network Development

Date:	3-2-04	Date:	2/23/04